UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 18, 2008

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 732-404-1117

___________________________________________
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 18, 2008, based on the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), our Board of Directors approved the following compensatory arrangements and awards for our three executive officers, Mr. Robert Hickey, our President, CEO and CFO, Dr. Eli Pines, our Vice President and CSO, and Mr. Marc Sportsman, our Vice President of Sales:

2008 Base Salary

•	Robert Hickey - $315,000
•	Eli Pines - $236,250
•	Marc Sportsman - $248,400

2008 Performance Cash Bonus Eligibility

•	Robert Hickey - $100,000
•	Eli Pines - $60,000
•	Marc Sportsman - $75,000

Eligibility for 2008 performance cash bonuses will be subject to the level of satisfaction of 2008 performance criteria to be established by the Compensation Committee (the “2008 Performance Criteria”).

Stock Options

Time-Vested

Our Board of Directors granted time-based vested options under our 2006 Stock Option Plan, exercisable at $.41 per share, the fair market value on the date of grant, vesting 50% on the date of grant and 50% on the first anniversary thereof, expiring ten years from grant, as follows:

•	Mr. Hickey - options to purchase 100,000 shares
•	Dr. Pines - options to purchase 60,000 shares
•	Mr. Sportsman - options to purchase 70,000 shares

Performance-Vested

Our Board of Directors authorized and directed the Compensation Committee to grant options under our 2006 Stock Option Plan, which options will be subject to the level of satisfaction of the 2008 Performance Criteria and exercisable at fair market value on the date of grant, which we anticipate to occur on the date on which the 2008 Performance Criteria are established by the Compensation Committee, expiring ten years from grant, as follows:

•	Mr. Hickey - options to purchase 250,000 shares
•	Dr. Pines - options to purchase 120,000 shares
•	Mr. Sportsman - options to purchase 130,000 shares

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: January 24, 2008	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO